FIRST PACIFIC MUTUAL FUND, INC.

                    FIRST HAWAII MUNICIPAL BOND FUND

                FIRST HAWAII INTERMEDIATE MUNICIPAL FUND

                        ADMINISTRATIVE AGREEMENT


     ADMINISTRATIVE AGREEMENT made this 14th day of October, 1999, by and between First Pacific Mutual Fund, Inc., a Maryland corporation, (the "Corporation") for the First Hawaii Municipal Bond Fund series, the First Hawaii Intermediate Municipal Fund series, and First Pacific Management Corporation, a Hawaii corporation (the "Administrator"). All references to any series of the Corporation will be called the "Fund" unless expressly noted otherwise.

                               BACKGROUND

     Each Fund, a series of the Corporation, is organized and operated as an open-end, non-diversified management investment company, registered under the Investment Company Act of 1940 as amended (the "1940 Act"). The Corporation desires to retain the Administrator to render administrative services to each Fund, and the Administrator is willing to render such services on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Corporation hereby appoints the Administrator to act as administrator to each Fund, subject to the supervision and direction of the Board of Directors of each Fund, for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

     2. The Administrator shall furnish each Fund administrative services. Administrative services shall include the compliance matters of each Fund. Compliance for each Fund includes, but is not limited to: filings with the Securities and Exchange Commission, the National Association of Securities Dealers, and state and other regulatory organizations (updating, amending and filing prospectus, annual and semi-annual reports, proxy material and blue sky requirements); establishing and maintaining written supervisory procedures and compliance manuals; researching and communicating changes in applicable rules and regulations; preserving all books and records.

          (a) The Administrator shall use its best judgement in the performance of its duties under this Agreement.

          (b) The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Corporation's Articles of Incorporation and By-Laws, and the Prospectus of each Fund and the instructions and directions of the Board of Directors of the Corporation, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

           (c) The Administrator shall maintain all books and records and shall render to the Corporation's Board of Directors such periodic and special reports as the Board may reasonably request.

          (d) The services provided by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. While information and recommendations supplied to each Fund shall, in the Administrator's judgement, be appropriate under the circumstances, they may be different from the information supplied to other investment companies and customers. Each Fund shall be entitled to equitable treatment under the circumstances in receiving information, and any other services, but each Fund shall not be entitled to receive preferential treatment as compared with the treatment given to any other investment company or customer.

          (e) The Administrator shall perform such other services as are reasonably incidental to the foregoing duties.

      3. The Administrator agrees that no officer or director of the Administrator, or of any affiliate of the Administrator, will deal for or on behalf of each Fund with himself as principal or agent, or with any corporation, partnership or other person in which he may have a financial interest, except that this shall not prohibit:

          (a) Officers and directors of the Administrator, or of any affiliate of the Administrator, from having a financial interest in each Fund, in the Administrator or any affiliate of the Administrator.

          (b) Officers and directors of the Administrator, or of any affiliate of the Administrator, from providing services to each Fund of a type usually and customarily provided to an investment company, pursuant to a written agreement approved by the Board of Directors of each Fund, including a majority of the disinterested directors of each Fund (as defined in the 1940 Act).

     4. If any occasion should arise in which the Administrator or any of its officers or directors advises persons concerning the shares of each Fund, the Administrator or such officer or director will act solely on its, her or his own behalf and not in any way on behalf of each Fund.

     5. The Administrator agrees that, except as herein otherwise expressly provided, neither it nor any of its officers or directors shall at any time during the period of this Agreement make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by each Fund) or other assets by or for each Fund.

     6. The Administrator shall keep each Funds books and records required to be maintained by it pursuant to paragraph 3 hereof. The Administrator agrees that all records which it maintains for each Fund are the property of each Fund and it will surrender promptly to each Fund any of such records upon each Funds' request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Administrator pursuant to paragraph 2 hereof.

     7. For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay to the Administrator as full compensation therefor a fee at an annualized rate of up to .05% of each Funds' average daily net assets. This fee will be compounded daily as of the close of business and will be paid to the Administrator monthly within ten
(10) business days after the last day of each month and such management fee shall be adjusted, if necessary, at the time of the payment due in the last month in the fiscal year of each Fund. The Administrator fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

     8. In the event the expenses of each Fund for any fiscal year (including the fees payable to the Administrator but excluding interest, taxes, brokerage commissions, distribution fees, amortization of organization expenses and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of each funds' business) exceed the limit set by applicable regulation of state securities commissions, if any, the compensation due to the Administrator hereunder will be reduced by the amount of such excess of postponed so that at no time will there be any accrued but unpaid liability under this expense limitation. Any such reductions or payments are subject to readjustment during the year, and the Administrator's obligation hereunder will be limited to the amount of its fee paid or accrued with respect to such fiscal year.

     9. The Administrator shall give each Fund the benefit of its best judgement and effort in rendering service hereunder. The Administrator shall not be liable for any error of judgement or mistake of law for any loss suffered by each Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) of a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person employed by the Administrator, who may be or become an employee of and paid by any other entity affiliated with each Fund, such as the manager, distributor, or custodian to each Fund, shall be deemed, when acting within the scope of his employment by such other affiliated entity, to be acting in such employment solely for such other affiliated entity and not as the Administrator's employee or agent.

     10. This Agreement shall continue in effect for a period of more than two (2) years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements
of the 1940 Act;   provided, however, that this Agreement may be
terminated by each Fund at any time, without the payment of any penalty, by the Board of Directors of each Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund, or by the Administrator at any time, without the payment of any penalty, on not more than sixty (60) days nor less than thirty (30) days written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     11. Nothing in this Agreement shall limit or restrict the right of any of the Administrator's directors, officers, or employees who may also be a director, officer or employee of each Fund to engage in any other business or to devote his time and attention in part to the administration or other aspects of any business, whether of a similar or dissimilar nature, nor limit nor restrict the Administrator's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. Nothing in this Agreement shall prevent the Administrator or any affiliated person (as defined in the 1940 Act) of the Administrator from acting as administrator for any other person, firm or corporation and expressly represents that it will undertake no activities which, in its judgement, will adversely affect the performance of its obligations to each Fund under the Agreement.

     12. Neither this Agreement nor any transaction made pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of each Fund are or may be interested in the Administrator, or any successor or assignee thereof, as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of the Administrator are or may be interested in each Fund as directors, officers, shareholders or otherwise; or that the Administrator or any successor or assignee, is or may be interested in each Fund as shareholders or otherwise; provided, however, that neither the Administrator nor any officer or director of the Administrator or of the Corporation shall sell to or buy from each Fund any property or security other than a security issued by the Fund, except in accordance with an applicable order or exemptive rule of the Commission.

     13. Except as otherwise provided herein or authorized by the Board of Directors of the Corporation from time to time, the Administrator shall for all purposes herein deemed to be an independent contractor, and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent each Fund in any way or otherwise be deemed an agent of each Fund. Each Fund and the Administrator are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

     14. During the term of this Agreement, the Corporation agrees to furnish the Administrator at its principal office with all prospectuses, proxy statements, report to stockholders, sales literature, or other material prepared for distribution to stockholders of each Fund or the public, which refer to the Administrator in any way, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Corporation will continue to furnish to the Administrator copies of any of the above mentioned materials which refer in any way to the Administrator. The Corporation shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Corporation or of each Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

     15. This Agreement may be amended by mutual consent, but the consent of each Fund must be obtained in conformity with the requirement of the 1940 Act.

     16. This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act.

     17. This Agreement shall be governed by an construed in accordance with the laws of the State of Hawaii.

     18. Compensation to be paid to the Administrator hereunder shall be separate and distinct from organizational expenses, if any, to be reimbursed to the Administrator.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                         FIRST PACIFIC MUTUAL FUND, INC.


                         By:____/s/ Terrence K.H. Lee_______________________
                              Terrence K.H. Lee, President

[Corporate Seal]
                         Attest:__/s/ Jean Chun_____________________________
                              Jean Chun, Secretary



                         FIRST PACIFIC MANAGEMENT CORPORATION


                         By:____/s/ Terrence K.H. Lee_______________________
                              Terrence K.H. Lee, President

[Corporate Seal]
                         Attest:__/s/ Jean Chun_____________________________
                              Jean Chun, Secretary